Exhibit 4.23

Assignment Agreement

This Assignment Agreement (Agreement) is entered into on November 21, 2012 in Beijing, PRC.

by and among

(1)                                 Qin Qiong, a PRC citizen, holder of identification card number 310108197109214485, whose address is Room 702, No 2, Lane 1220, Jiangning Road, Putuo District, Shanghai , China (Party A);

and

(2)                                Liu Dele, a PRC citizen, holder of identification card number 310101196805284437, whose address is at  Room 1701, Tower D, Sunz Garden, 98 Jianguo Road, Chaoyang District, Beijing，  China (Party B);

and

(3)                                1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD,  Legal Address: Section A& C, 5/F, SinoSteel Plaza, No 8, Haidian Street, Haidian District, Beijing, China (Party C)

(Individually a Party and collectively the Parties)

WHEREAS:

(1)                                Party A, Party B and Party C entered into a loan agreement (Original Loan Agreement) on 16th August 2010, pursuant to which the Party C provided Party A and Party B with loans in the amount of RMB 16,000,000 and RMB 4,000,000 respectively (each an “Original Loan”; collectively, “Original Loans”).

(2)                                Party A intends to assign all the benefits, rights, interests, obligations and liabilities relating to RMB 12,000,000 of the principal amount of Party A’s Original Loan (Assigned Amount) to Party B, on the terms and conditions set out under this Agreement (Assignment). The benefits, rights, interests, obligations and liabilities relating to the remaining RMB 4,000,000 portion of Party A’s original loan (Remaining Amount) shall remain with Party A.

(3)                                Party A and Party B have agreed to enter into amended loan agreements (Loan Agreements) with Party C in respect of the Remaining Amount and a restated loan for Party B in the total amount of RMB 16,000,000 respectively.

NOW, THEREFORE, the Parties agree as follows:

1.                                      Assignment

Upon the date of execution hereof, the Parties acknowledge and agree that Party A shall assign all the benefits, rights, title, interest, obligations and liabilities of Party A relating to Assigned Amount to Party B, and Party B shall assume the obligation to repay the Assigned Amount to Party C. Party A shall be liable solely for the repayment of the Remaining Amount.

2.                                     Loan Agreements

Party A and Party B shall have each, prior to or simultaneous with the date hereof, executed  loan agreements with Party C respectively, to supersede and replace in its entirety the Original Loan Agreement;

3.                                     Consent of Party C

Party C, by its execution hereof, consents and agrees to the Assignment under this Agreement.

4.                                     Representations and Warranties

Each Party hereby represents and warrants that:

4.1                              The execution, delivery and implementation of this Agreement and the performance of the transactions contemplated under this Agreement, does not and shall not violate, contravene or conflict with any undertaking or any terms in any other agreement to which it is a party or by which it is bound, or any law, order or decree by which it is bound; and

4.2                              It has obtained any and all required written consents from third parties for the execution, delivery and implementation of this Agreement and the consummation of the transactions contemplated under this Agreement.

5.                                     Effective Date

This Agreement is effective from the execution hereof.

6.                                     Applicable Law and Dispute Resolution

6.1                               The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

6.2                               All parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, either Party may submit such matter to China International Economic and Trade Arbitration

Commission (CIETAC) Beijing Headquarters for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon both parties. This article shall not be affected by the termination or elimination of this Agreement.

6.3                               In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

7.                                     Miscellaneous

This Agreement has been prepared in English and Chinese in 3 sets of originals, with each effective after the execution thereof by the parties. Each Party shall receive 1 set of originals and every set has equal effect.

[The space below has been intentionally left blank.]

IN WITNESS THEREOF, this Agreement is executed by the Parties on the date first written above.

Party A: Qin Qiong

Signature:	/s/ Qin Qiong

Party B: Liu Dele

Signature:	/s/ Liu Dele

Party C: 1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD.
(Company Seal)

Signature:	/s/ Victor Wing Cheung Koo
Legal Representative: Victor Wing Cheung Koo